                         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Balanced Fund

We consent to the use in this Registration Statement of Oppenheimer Balanced Fund, of our report dated
November 16, 2007, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
December 26, 2007